SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2010

PureSafe Water Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction of incorporation)	(Commission File Number)

25 Fairchild Avenue – Suite 250, Plainview, NY	11803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On June 11, 2010, the Board appointed Paul G. Goldenberg and Jack Tomarchio as a directors of the Company.

Paul Goldenberg

Paul Goldenberg, 55, was appointed to our Board of Directors on June 11, 2010. From 2001 to the present, Mr. Goldenberg has been the Chairman and CEO of Cardinal Point Strategies, a consulting firm specializing in providing strategic solutions on high profile and confidential matters for governments and businesses around the world.  Since 2001, Mr. Goldenberg has served as the principal advisor for counter terrorism and homeland security strategy to the County Executives of America (CEA), which represents over 700 county mayors and executives. In 2005, Mr. Goldenberg was instrumental in the design and development of the Secure Community Network (SCN) and currently serves as National Director.  SCN is the first ever faith-based, homeland security information sharing center in the United States recently recognized by Secretary Napolitano as the national model.  From 2004 to 2008, Mr. Goldenberg was a Special Adviser for International Law Enforcement Matters to the Organization for Security and Cooperation in Europe (OSCE), the largest regional government security organization in the world.  In this position, Mr. Goldenberg led a team of international police executive trainers to assist the governments and law enforcement agencies of over 20 European countries with combating the rise in international extremism and hate crime.

Mr. Goldenberg’s background includes service in the Middlesex County, New Jersey, prosecutor’s office (1985-1991), where he headed a Special Prosecutors Organized Crime Unit responsible for the investigation and prosecution of ethnic terrorism and traditional organized crime; the New Jersey Attorney General’s Office (1991-1994), where he was appointed as Chief of the State Office of Bias Crime and Community Relations, the first office of its kind in the nation and responsible for domestic terrorism, hate crimes investigation and intelligence, special civil rights investigations, community relations and counter-terrorism special response training (SWAT).  Mr. Goldenberg received a degree in Political Science from Kean College Union, New Jersey in 1977 and a degree in Public Administration/Marketing from Thomas Edison College, New Jersey in 1995.

Jack Tomarchio

Jack Thomas Tomarchio, 55, was appointed to our Board of Directors on June 11, 2010.  Since August 2008, Mr. Tomarchio has been a principal in Agoge Group, headquartered in Wayne, Pennsylvania, which provides consulting services on investments and to the intelligence community.  Mr. Tomarchio was appointed by President George W. Bush as the Principal Deputy Assistant Secretary of Homeland Security for Intelligence in December 2005, and was promoted to the position of Deputy Under Secretary for   Intelligence Operations in December 2007, which position he held until August 2008.  Mr. Tomarchio’s core responsibilities in the Office of Intelligence and Analysis included working with state and local governments, the private sector and other members of the federal intelligence community to ensure that critical intelligence is more effectively and efficiently shared.  Prior to joining the Department of Homeland Security, Mr. Tomarchio was a partner with the national law firm of Buchanan Ingersoll, P.C. While at Buchanan Ingersoll, he was the co-chair of the firm’s Government Relations Department and the National Security Practice Group.

Mr. Tomarchio was commissioned as a Judge Advocate in the U.S. Army in 1980 and served four years with the 82nd Airborne Division.  His military service has included participation in Operation Urgent Fury in Grenada, Operation Desert Storm, and in Egypt with the Multinational Force and Observers. Mr. Tomarchio currently serves as a Colonel assigned to US Special Operations Command.

Mr. Tomarchio is a former Adjunct Professor at the Fels Center of Government at the University of Pennsylvania.  He was a Senior Fellow at the George Washington University Homeland Security Policy Institute and is presently a Senior Fellow at the Foreign Policy Research Institute.

Mr. Tomarchio is a cum laude graduate of Pennsylvania State University where he received a Bachelor of Arts degree in History in 1977.  He received a law degree from Vermont Law School in 1980, a Masters of Government Administration from the University of Pennsylvania in 1995, and a Masters of Strategic Studies from the U.S. Army War College in 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSafe Water Systems, Inc.

Date: June 25, 2010
By: /s/ Leslie Kessler
Leslie J. Kessler, President